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                                                                 EXHIBIT 10.33


                             [NOOSH Letterhead]


July 27, 1999

Kevin Akeroyd
9515 NW Englemen
Portland, OR 97229

Dear Kevin,

NOOSH, Inc. (the "Company") is pleased to offer you the position of VP Sales, reporting initially to NOOSH's President & CEO. Your starting monthly salary will be $12,500, less payroll deductions and all required withholding. In addition, you will receive a sales commission, yet to be determined, targeted at $12,500 per month. Until January 1, 2001 you will be guaranteed a minimum commission of $4,167. Your entire salary and bonus are subject to payroll deductions and all required withholding. NOOSH will also pay relocation expenses you incur up to $20,000.

It will further be recommended to the Board of Directors that you be granted a stock option to purchase 100,000 shares of Common Stock under NOOSH's Employee Stock Option Plan. Your option will be subject to a four year vesting schedule, with vesting to commence as of your start date as an employee under this agreement. Under the vesting schedule, your option shares would vest at the rate of 25% upon completion of the first year of employment, with an additional 2.0833% of such shares vesting for each full month of continuous employment completed after the first anniversary. The exercise price of your stock option will not be fixed until the date of grant by the Board of Directors. We expect that the grant will occur during the two weeks following your start date. The exercise price for your option would be set equal to the fair market value of NOOSH's stock on the grant date.

NOOSH also offers a benefits package, including medical insurance coverage, two weeks vacations annually, and sick leave and paid holidays as specified by Company policy for all employees.

Your employment with NOOSH is for no specified term and is "at will," and may be terminated by you or NOOSH at any time, with or without cause or advance notice.

This letter, the Company's standard agreement relating to proprietary rights between you and NOOSH (the "Inventions Agreement") and the form of option agreement between you and NOOSH relating to your option grant described above set forth the terms of your employment with the Company and supersede any prior representations or agreements, whether written or oral. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. This letter may not be modified or amended, except by a written agreement, signed by the Company and you.
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Kevin, we believe this position will provide you with an excellent opportunity for professional growth, as well as offering you the excitement and rewards of a dynamic and growing company. NOOSH feels the single most important factor in our success will be our people. We are confident that the skills and background you bring to us will be instrumental to NOOSH's success.

Please keep a copy and return the signed original of this offer letter to me by July 31, 1999. As we've discussed, we look forward to you joining our team and starting on or before August 5th, 1999.

Sincerely,

NOOSH, INC.


By:  /s/ Ofer Ben-Shachar
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     Ofer Ben-Shachar
     President and CEO



I agree to and accept this offer of employment with NOOSH, Inc..



/s/ Kevin Akeroyd        8/16/99
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Kevin Akeroyd            Start Date